SECURITIES & EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20449

                            FORM 8-K

                     CURRENT REPORT PURSUANT
                  TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
   September 28, 2006

                 Ryan's Restaurant Group, Inc.
     (Exact Name of Registrant as Specified in Its Charter)

                 Commission File Number 0-10943

South Carolina                             57-0657895
(State or Other Jurisdiction   (IRS Employer Identification No.)
  of Incorporation)

                    405 Lancaster Avenue (29650)
                       Post Office Box 100
                           Greer, SC 29652
      (Address of principal executive offices)  (Zip Code)

Registrant's telephone number (including area code):
  (864) 879-1000

                            Not Applicable
                 (Former Name or Former Address,
                  if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


Item 8.01.     Other Events

     As Ryan's Restaurant Group, Inc. ("Ryan's") previously disclosed, a putative shareholder class action, Marjorie Fretwell
v. Ryan's Restaurant Group, Inc. et al. (the "Shareholder Action"), Case No. 06-CP-23-4828, was filed on July 28, 2006 against Ryan's and its directors in the Greenville County, South Carolina Circuit Court. The Shareholder Action asserted various allegations in connection with the proposed merger of Ryan's with and into a subsidiary of Buffets, Inc. (the "Merger"). On August 28, 2006, Ryan's and its directors filed an answer denying the substantive claims of the Shareholder Action, and also filed a motion to dismiss the Shareholder Action. On September 14,
2006, the First Amended Class Action Complaint (the "Amended Complaint") was filed in the Shareholder Action. Ryan's considers the Shareholder Action to be without merit. It has, however, concluded that settling the Shareholder Action is advisable in order to avoid the expenses and distractions associated with litigation. Accordingly, subject to Court approval, Ryan's has reached an agreement in principle with Plaintiff's counsel to resolve the litigation by responding to certain allegations in the Amended Complaint with the information set forth below in this Form 8-K. Although Plaintiff believes the information is material, Ryan's does not consider any of such information to be material to the Merger or otherwise, and is including such information in this Form 8-K solely in connection with the settlement of the Shareholder Action.

     The special committee created by Ryan's board of directors to evaluate potential transactions, such as the Merger, was formed to avoid any conflict of interest that might arise with respect to members of the board of directors who are also members of Ryan's executive management team in connection with a possible acquisition of Ryan's. The board of directors did not determine and did not believe that there was any actual conflict of interest at the time the special committee was formed.

     The special committee selected Brookwood Associates, LLC to be its financial advisor based on Brookwood's experience in connection with transactions involving the restaurant industry, the specific industry experience of the representatives of Brookwood who would be performing services for the special committee and the recommendation of the chairman of the special committee based on discussions he had with representatives of Brookwood. The special committee did not interview other prospective financial advisors.

     The process that the special committee agreed upon to evaluate the offer made by the entity identified in Ryan's proxy statement with respect to the Merger as "Company A" and upon which to make a recommendation to the board of directors in connection therewith was to (i) retain Brookwood as its financial advisor, (ii) have Brookwood conduct due diligence and provide a preliminary value analysis of Ryan's, (iii) negotiate with Company A in an effort to obtain Company A's highest offer, and
(iv) have Brookwood contact on a confidential, "no names" basis certain other parties to be identified by Brookwood that had sufficient resources and relevant industry experience and that Brookwood believed might have an interest in acquiring Ryan's. Brookwood considered various potential financial and strategic parties. At Brookwood's request, Ryan's management provided Brookwood with the names of parties who had previously contacted Ryan's but Ryan's did not participate in the decision as to which, if any, of the parties to contact. Caxton-Iseman Capital, Inc. (which organized an investment partnership that owns Buffets, Inc.) and the party identified in Ryan's proxy statement with respect to the Merger as "Company B" were both parties contacted by Brookwood. Each of Company A and Company B was a financial party. Caxton-Iseman Capital, Inc. (based on its ownership of Buffets, Inc.) was a strategic party. We refer to Caxton-Iseman Capital, Inc. and Buffets, Inc. collectively in this Form 8-K as "Caxton-Iseman". Of the parties who executed confidentiality agreements, two parties advised Brookwood that they were not interested in receiving additional information or in pursuing a potential transaction. One of these parties indicated that it was not interested in the sector of the restaurant industry in which Ryan's operates and the other party indicated that it did not view Ryan's as a growth opportunity.

     In response to Brookwood's request for each party's highest and best offer, each of Company A, Company B and Caxton-Iseman made offers of $15.25 per share. In considering these same price offers, the special committee determined that Company A's offer was the most favorable, because Company A had conducted the most due diligence, had significant equity available to commit to the transaction and offered the best equity incentive plan for the Company's employees. The special committee believed that each of these factors increased the likelihood that Ryan's and Company A would be able to consummate a transaction. In addition, the special committee believed that these factors reduced certain risks to Ryan's that may occur if the proposed acquisition did not close, including (but not limited to) the potential loss of employees and the disruption of operations after announcement of a transaction.

     On June 2, 2006, Brookwood notified Caxton-Iseman and Company B that the special committee had determined to enter into
exclusive   discussions  with  another  party.    As   previously
disclosed, on the evening of June 2, Caxton-Iseman contacted Brookwood and increased its proposed purchase price from $15.25 to $16.75 per share. Company B did not ask for additional time
or  revise  its  offer.   Later  that  day  a  representative  of
Company B called Brookwood.  Based on that conversation in  which
Company   B   indicated  generally  that  they  appreciated   the
opportunity to participate in the process, were disappointed in the outcome and would be interested in being considered by
Brookwood   in  the  future  with  respect  to  other   potential
opportunities involving other companies, Brookwood believed that Company B did not intend to take any further action with respect to Ryan's. On June 7, Company B e-mailed an unsigned letter to Brookwood indicating that it might be able to increase its purchase price range based on discussions it was having with a competitor of Ryan's. Brookwood and the special committee did not consider the June 7 letter to be an offer and considered the letter too contingent and uncertain because it was predicated on Company B's ability to negotiate a transaction both with Ryan's and with a competitor. Brookwood did not request, and Company B did not make, a revised offer that was more definite or less
contingent.   Brookwood did not have any further  discussions  or
communications with Company B during the negotiations with Caxton-
Iseman.

     Brookwood will receive a fee from Ryan's for its services upon consummation of an acquisition of Ryan's (in addition to the fee received for its fairness opinion). Approximately 90% of Brookwood's fee for services in connection with the merger (other than the fee for its fairness opinion) is contingent upon the closing of such transaction.

     As previously disclosed, certain of Ryan's executive officers may become eligible for severance payments pursuant to existing agreements with Ryan's in connection with certain termination circumstances following the Merger. The table below includes a calculation of the amounts of severance payments that would be owing to Ryan's executive officers if these circumstances were to occur.


                            One Time              Two Times
Executive Officer     Annual Compensation    Annual Compensation
                              ($)                    ($)
Charles D. Way*            571,453              1,142,906
G. Edwin McCranie*         386,483                772,966
Fred T. Grant, Jr.         298,456                596,912
Michael Rick Kirk          280,457                560,914
J. Randolph Hart           227,632                455,264
Ilene Turbow               168,213                336,426
Janet J. Gleitz            120,283                240,566
Richard Sieradzki          144,470                288,940
Edward Tallon              114,356                228,712

* Member of Ryan's board of directors



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              RYAN'S RESTAURANT GROUP, INC.


Date: September 28, 2006      By: /s/Janet J. Gleitz
                              Name:  Janet J. Gleitz
                              Title: Secretary